Exhibit 99.1

Atkore Inc. Names Joanne (Barbara) Edwards as New Director

Tuesday, December 13, 2022: Atkore Inc. (the “Company”) (NYSE: ATKR), a leading provider of electrical, safety and infrastructure solutions, today announced that the Company’s Board of Directors (the “Board”) has appointed Ms. Joanne (Barbara) Edwards as a director, effective February 1, 2023.

The appointment is in preparation for the Company’s anticipated first director mandatory retirement scheduled to occur at the January 2024 annual meeting of stockholders. The Board recently approved the temporary expansion of the Board, effective February 1, 2023, and Ms. Edwards will fill this vacancy on that date. With the appointment of Ms. Edwards, Atkore’s Board will consist of ten members, nine of whom are independent.

“Joanne brings significant strategic, financial and operational experience from within the electrical industry,” remarked Mike Schrock, Chairman of the Board. “Her knowledge and insights into the segments currently served by the Company will be of tremendous value in supporting Atkore’s profit and growth strategies.”

About Joanne Edwards

Prior to her retirement in 2017, Ms. Edwards worked for ten years for Eaton Corporation Plc, (“Eaton”), where she served as Senior Vice President & General Manager, Residential & Wiring Device Business. During her tenure, Ms. Edwards achieved 10% residential products CAGR over five years through the electrical distribution and retail channels; successful acquisition and integration of the copper wiring device business; silver operating award for exceeding safety, quality, delivery, cost, and inventory goals; and the development of Internet of Things (IoT) partnership and new products. She also won Eaton’s highest award, the Eaton Business System, certifying the business globally. Prior to Eaton, she served in various capacities with increasingly responsible roles with global diversified manufacturing companies, including Schneider Electric and Square D Company. Over the last two decades, she has also served on various for-profit and non-profit boards, notably foundations and councils that aim to help the underserved and underprivileged segments of the population. Currently, she serves on the boards of Standex International Corporation and Amsted Industries. Ms. Edwards holds a BBA in Business Management from Kent State University.

About Atkore Inc.

Atkore is forging a future where our employees, customers, suppliers, shareholders and communities are building better together – a future focused on serving the customer and powering and protecting the world.

With a global network of manufacturing and distribution facilities worldwide, Atkore is a leading provider of electrical, safety and infrastructure solutions.

To learn more, please visit at www.atkore.com.